Exhibit 16.1

Jewett, Schwartz, Wolfe, & Associates

Securities and Exchange Commission
1010 F Street, NE
Washington, DC 20549

Re: Bond Laboratories, Inc.

Dear Sirs:

We have read the statements included under Item 4.01 of Form 8-K dated as of January 7, 2010 of Bond Laboratories, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We cannot confirm or deny that the appointment of Tarvaran, Askelson & Company, LLP was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Yours truly,

Jewett, Schwartz, Wolfe, & Associates

/s/Lawrence Wolfe
By:    Lawrence Wolfe
Title: Partner